Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-3 of our report dated March 19, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to Subsidiary Guarantors described in Note 22, which is as of October 18, 2012, and insofar as it relates to Liquidity described in Note 23, which is as of November 15, 2012, relating to the consolidated financial statements of American Midstream Partners, LP, which appears in American Midstream Partners, LP’s Current Report on Form 8-K dated November 15, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
November 15, 2012